UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2016

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24955 Interstate 45 North

The Woodlands, Texas 77380

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 15, 2016, TETRA Technologies, Inc. (the “Company,” “we,” and “our”) issued a press release providing an update on our efforts to amend certain financial covenants and other provisions of our debt agreements. As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, we had determined, based upon financial forecasts and market conditions as of May 10, 2016, that it was reasonably possible that we would not be in compliance with our interest coverage ratio covenant under our revolving credit agreement (the “Credit Agreement”) as of September 30, 2016, and that we were in discussions with our lenders for amendments to our Credit Agreement as well as our senior note agreements with regard to those interest coverage ratio covenants. We were in compliance with the interest coverage ratio covenants and all other financial covenants under the Credit Agreement and our senior note agreements as of March 31, 2016, including a leverage ratio of 2.08x as compared to 3.0x maximum leverage ratio allowed under our Credit Agreement.

During the second quarter of 2016, we drew down a total of $110.0 million on our Credit Agreement. We used these proceeds to (i) purchase for cash the notes tendered in our previously announced tender offers (the “2010 Notes and 2013 Notes Tender Offers”) for our outstanding 5.09% Senior Notes, Series 2010-A (the “2010-A Notes”), and 5.67% Senior Notes, Series 2010-B, (the “2010-B Notes” and collectively with the 2010-A Notes, the “2010 Notes”) and our 4.00% Senior Notes, Series 2013 (the “2013 Notes”) in the aggregate principal amount of $100,000,000, and (ii) redeem $10.0 million of our Senior Secured Notes due April 1, 2017 (the “Senior Secured Notes”), reducing the outstanding principal amount of the Senior Secured Notes to $30 million as of June 13, 2016. As of June 13, 2016, there was $148 million outstanding under our Credit Agreement resulting in an availability of $68.9 million, subject to compliance with financial covenants and other provisions of the Credit Agreement that limit borrowings thereunder.

Based on financial forecasts and market conditions as of June 13, 2016, we have now determined that there is a significant level of uncertainty as to whether we will be in compliance with the interest coverage ratio covenant under our Credit Agreement as of September 30, 2016. Our interest coverage ratio is based on our EBITDA less a calculated amount of maintenance capital expenditures rather than actual maintenance capital expenditures, for the last quarterly trailing twelve-month period. For the quarter ending September 30, 2016, we estimate that the calculated deduction for maintenance capital expenditures will be in excess of our projected capital expenditures for the last quarterly trailing twelve-month period as of September 30, 2016, and this excess may result in our inability to comply with the interest coverage ratio covenant as of September 30, 2016.

We have advanced the discussions that we previously disclosed with our lenders to eliminate these covenants and replace them with more conventional fixed charge coverage ratio covenants. We recently received a non-binding term sheet from the administrative agent under our Credit Agreement that provides for a fixed charge coverage ratio covenant in lieu of the existing interest coverage ratio covenant. The proposed fixed charge coverage ratio compares our EBITDA minus (i) cash income tax expense, (ii) non-financed capital expenditures, and (iii) cash dividends and distributions to our interest expense plus scheduled principal payments and stock repurchases. In exchange for this change in covenants, the non-binding term sheet contemplates other amendments to the Credit Agreement including, among others, (i) our providing collateral to secure the credit facility, (ii) an increase in the leverage ratio from 3.00x to 4.00x through June 30, 2018, with subsequent step downs, and (iii) an increase in the applicable interest rate margins based upon our leverage ratio. We believe we will be able to obtain these anticipated amendments without a reduction in the $225 million commitment level under our Credit Agreement. We have been notified by the administrative agent under the Credit Agreement that these proposed amendments to our Credit Agreement are supported by lenders holding a sufficient amount of the loans necessary to approve such amendments, subject to acceptable documentation and an agreement with GSO Tetra Holding LP (“GSO”), the holder of our 11.0% Series 2015 Senior Notes in the outstanding principal amount of $125 million (the “11.0% Series 2015 Senior Notes”), on comparable terms. We have also recently received a non-binding term sheet from GSO that provides for a similar replacement of the interest coverage ratio covenant with a fixed charge coverage ratio covenant, as well as other proposed amendments to the related note purchase agreement (the “Note Purchase Agreement”), including, among others, an increase in the leverage ratio from 3.50x to 4.50x through March 31, 2018, with subsequent step downs. We do not anticipate that the applicable interest rate under the 11.0% Series 2015 Senior Notes will be changed in the amendment. We believe we will be able to consummate the required amendments reflected in both of these non-binding term sheets promptly following this offering and are in active negotiations with our lenders regarding these amendments. However, these amendments are subject to the satisfaction of certain conditions and our lenders are under no obligation to agree to the proposed amendments. Accordingly, there is no assurance that we will be successful in amending our Credit Agreement and the Note Purchase Agreement to eliminate the interest coverage ratio covenant as anticipated by the respective term sheets. We anticipate paying off the remaining $30 million of our Senior Secured Notes prior to September 30, 2016 with drawdowns on our Credit Agreement.

If we are unable to complete the anticipated amendments to our Credit Agreement and Note Purchase Agreement or obtain a waiver to our anticipated interest coverage ratio covenant breaches, and we are not in compliance with this covenant as of September 30, 2016, an event of default will occur under our Credit Agreement. Any such event of default under our Credit Agreement would allow the lenders to terminate their commitments and to accelerate all indebtedness outstanding thereunder. The significant uncertainty with respect to compliance with our interest coverage ratio covenant for the period ending September 30, 2016 raises a substantial doubt about our ability to continue as a going concern. In addition, the acceleration of the loans under our Credit Agreement will constitute a default under our Senior Secured Notes and our 11.0% Series 2015 Senior Notes giving the holders of such notes the right to accelerate all indebtedness outstanding thereunder. However, we believe that if the amendments are finalized as expected and executed, they will resolve the covenant issue described above and eliminate any doubt regarding our ability to continue as a going concern.

A copy of the press release is attached hereto as Exhibit 99.1 hereto and is incorporated herein by reference.

Forward-Looking Statements

The information in this Current Report on Form 8-K includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the terms of anticipated amendments to the Company’s debt agreements and expectations regarding the ability to complete such amendments, as well as the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including adverse changes in the credit market. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated June 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2016	TETRA Technologies, Inc.

	By:	/s/ Stuart M. Brightman
	Name:	Stuart M. Brightman
	Title:	President & Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release, dated June 15, 2016.